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                                                                       Exhibit 5
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                               December 12, 1997

Isle of Capri Black Hawk L.L.C.
Isle of Capri Black Hawk Capital Corp.
c/o Casino America, Inc., as Manager
711 Washington Loop
Biloxi, Mississippi 39350

     Re: $75 million 13% Series B First Mortgage Notes due 2004

Gentlemen:

     We have acted as counsel to Isle of Capri Black Hawk L.L.C., a Colorado limited liability company, and Isle of Capri Black Hawk Capital Corp., a Colorado corporation (collectively, the "Issuers"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an Exchange Offer (the "Exchange Offer") relating to $75 million principal amount of 13% Series A First Mortgage Notes due 2004 (the "Series A Notes"). The Series A Notes were issued under an Indenture between the Issuers and IBJ Schroder Bank & Trust Company, as trustee. We have participated in the preparation and filing with the Securities and Exchange Commission under the Act of a registration statement on Form S-4 (the "Registration Statement"), Registration No. 333-38093, relating to $75 million principal amount of 13% Series B First Mortgage Notes due 2004 (the "Series B Notes") with respect to the proposed Exchange Offer for Series A Notes. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we have considered necessary to enable us to render this opinion.

     Based on the foregoing, it is our opinion that, upon completion of the Exchange Offer, the Series B Notes will have been duly authorized for issuance and, when duly executed, authenticated, issued and delivered, will constitute valid and legally binding obligations of the Issuers, entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equitable principles (whether considered in a proceeding at law or in equity).

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters".

                                        Very truly yours,



                                        /s/ MAYER, BROWN & PLATT
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                                        MAYER, BROWN & PLATT